UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



January 14, 1998
(Date of earliest event reported)


Commission file number:  0-20704


                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)


           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)


  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)


                         (303) 271-7000
      (Registrant's telephone number, including area code)




Item 2.  Acquisition of Assets

On January 14, 1998, ACX Technologies, Inc. ("ACX" or the "Company") acquired control of Britton Group plc ("Britton") pursuant to a previously announced cash tender offer. On November 25, 1997, ACX announced the cash offer of pounds 1.40 per common share and pounds 1.00 per convertible share, or approximately $335 million, to purchase the entire issued share capital of Britton. With the assumption of debt and other transaction costs, the total estimated purchase price is $420 million. The offer represents a premium of approximately 43.6 percent for the common shares and a premium of approximately 29.0 percent for the convertible shares. The offer was made pursuant to the requirements of the London Stock Exchange and the City Code on Takeovers and Mergers. The directors of Britton recommended the offer.

Britton, headquartered in London, is an international packaging group operating through two principal divisions: folding carton and plastics, with 1996 operating profit before tax of $34.5 million on revenues of $374.7 million. The cartons division, Universal Packaging Corporation, is a non-integrated manufacturer of folding cartons in the United States, with capabilities in design, printing and manufacture of multi-color folding cartons. The plastics division of Britton includes the extrusion, conversion and printing of polyethylene into films and bags for industrial customers. The Company is reviewing the strategic fit of the plastics division.

The  offer was funded with $22 million cash on hand, assumed debt of  $93  million,  and borrowings against a newly  acquired  $417 million credit facility from Morgan Guaranty Trust Company of New
York.

There is no material relationship between ACX and Britton, or any of their respective affiliates, directors, or officers or, to the knowledge of ACX, any associate of any such director or officer, except that Robin Williams and Simon Beart, who were, until January 14, 1998, Chief Executive and Finance Director, respectively, of Britton, have agreed to act as consultants to the Company until May 31, 1998 for pounds 10,000 per month each.


Item 7.  Financial Statements & Exhibits

It is impracticable at this time for the Company to provide the financial statements required to be filed with this Form 8-K.
The Company intends to file such required financial statements not later than March 27, 1998.

The  Offering Document related to this acquisition  is  filed  as
Exhibit 2.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


January 28, 1998              ACX Technologies, Inc.


                              By:/s/ Beth A. Parish
                              -------------------------------
                              Beth A. Parish
                              (Controller and Principal
                              Accounting Officer)